Exhibit 10.16

PASITHEA THERAPEUTICS CORP.

2021 Equity plan

STOCK OPTION GRANT NOTICE

Pasithea Therapeutics Corp., a corporation incorporated under the laws of the State of Delaware (the “Company”), pursuant to the Company’s 2021 Equity Plan (the “Plan”), hereby grants to the holder listed below (“Grantee”), an option to purchase the number of shares of the Company’s Common Stock (the “Shares”) set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement, attached hereto (the “Stock Option Agreement”), and the Plan (a copy of which has been provided to Grantee), both of which are incorporated herein in their entirety. Any capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan or the Grant Notice.

Grantee:	Tiago Marques Reis
Grant Date:	December 20, 2021
Exercise Price per Share:	$1.44
Total Exercise Price:	$288,000
Total Number of Shares Subject to the Option:	200,000 Shares
Expiration Date:	10 years from Grant Date
Vesting Schedule:	1/3 vesting 12 months after the Grant Date, and the remainder vesting in equal tranches quarterly for two years thereinafter.
Type of Option:	Nonqualified Stock Option

Additional Terms/Acknowledgements: Grantee acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement, and the Plan. Grantee further acknowledges that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Grantee and the Company regarding the acquisition of Shares and supersede all prior oral and written agreements on that subject. Grantee acknowledges receipt of the Company’s prospectus covering the Shares issuable upon exercise of the Option and that he or she has read and understands such prospectus. Grantee further acknowledges that the Option granted pursuant to the Stock Option Agreement satisfy in full the Company’s obligations under the employment agreement dated January 1, 2022 to provide equity compensation to Grantee.

Please sign one copy of this Grant Notice (the other copy is for your files) and return the signed copy to me no later than May 10, 2022.

PASITHEA THERAPEUTICS CORP.		GRANTEE

By:	/s/ Stanley M. Gloss	By:	/s/ Tiago Reis Marques
Print Name:	Stanley M. Gloss	Print Name:	Tiago Reis Marques
Title:	Chief Financial Officer

PASITHEA THERAPEUTICS CORP.

2021 Equity Plan

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement (this “Agreement”), Pasithea Therapeutics Corp. (the “Company”) has granted you a stock option under the Company’s 2021 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the Exercise Price indicated in your Grant Notice. Capitalized terms not defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan. For the avoidance of doubt, the terms and conditions of the Grant Notice are a part of this Agreement, unless otherwise specified.

The details and terms and conditions of this Agreement shall govern your Option:

1. Vesting.

(a) The Option shall become vested and exercisable in the amounts and at the time(s) described in vesting schedule set forth in the Grant Notice. The Option shall become vested and exercisable only if you continue to regularly perform services for the Company as a director through the vesting dates set forth in the vesting schedule in Grant Notice. For avoidance of doubt, any unvested portion of the Option may not be exercised until it becomes vested. For purposes of this Agreement, in the event of an involuntary termination of your covered service under this Agreement, the termination shall be effective, and vesting shall cease, as of the date stated in the relevant notice of termination and, unless otherwise required by law, will not be extended by any notice period or other period of leave. Subject to applicable law, the Company shall determine the date of termination in its sole discretion.

2. Method of Payment. Payment of the aggregate Exercise Price for the Shares for which the Option is being exercised is due in full upon exercise of all or any part of your vested Option. You may elect to make payment of such aggregate Exercise Price (i) in cash, (ii) by check or wire transfer, (iii) a cashless exercise on such terms as may be permitted by the Committee from time to time, or (iv) any other form of exercise as may be permitted by the Committee from time to time in its sole discretion.

3. Minimum Exercise. You may exercise your Option only for whole Shares. You must exercise the Option for at least 50 Shares or, if less, the full number of shares that are vested and exercisable in the vesting schedule in the Grant Notice as to which the Option remains unexercised.

4. Term. You may not exercise your Option before the Grant Date. If the Option is not exercised with respect to all or any part of the Shares subject to the Option prior to the expiration date specified in the Grant Notice (which shall be no later than ten (10) years from the date of grant), the Option shall expire and any Shares with respect to which the Option was not exercised shall no longer be purchasable under the Option. In the event of termination of employment, the terms of the Plan shall control the remaining term to exercise the Option.

5. Exercise Procedures and Suspension. Subject to Section 6 below and other relevant terms and conditions of the Plan and this Agreement, you may exercise the vested portion of the Options by a written notice signed by you and delivered or mailed to the Company to the attention of the Senior Vice President of Human Resources such other officer as the Company’s Chief Executive Officer may designate. Any such notice shall (i) specify the number of Shares which you are electing to purchase, (ii) contain such information as may be reasonably required by the Committee and (iii) be accompanied by payment in a form acceptable to the Company equal to the total Exercise Price applicable to the Shares being purchased under the vested portion of the Option subject to this Agreement. Upon receipt of any such notice and accompanying payment, and subject to the terms hereof, the Company agrees to issue to you the number of Shares specified in such notice registered in the name of the person exercising the Options (subject to reduction for any Shares used to exercise the Option in a cashless exercise). You acknowledge that your ability to exercise the Option may be prohibited by the Company’s insider trading policy under certain circumstances.

6. Conditions to Issuance of Stock. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Option or portion thereof in book entry or certificated form prior to fulfillment of all of the following conditions:

(a) The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

(b) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(c) The receipt by the Company of full payment for such Shares, including payment of any withholding tax pursuant to Section 11 below, if applicable, and

(d) The receipt by the Company of a lock-up agreement in a form reasonably satisfactory to the Company; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

Notwithstanding anything to the contrary contained herein, you may not exercise your Option if the terms of the Plan do not permit the exercise of Options, or if the Company suspends, delays or restricts the exercise of Options as it deems necessary or appropriate.

7. Documents Governing Issued Common Stock. The Shares that you acquire upon exercise of your Option are subject to the terms of the Plan, the Company’s bylaws, the Company’s certificate of incorporation, any agreement relating to such Shares to which you become a party, or any other similar document.

8. Limitations on Transfer of Options. Your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. In the event of our death, the administrator or executor shall thereafter have the right to exercise the Option during the Term.

9. Rights Upon Exercise. You will not have any rights to dividends or other rights of a stockholder with respect to the Shares subject to the Option until you have given written notice of the exercise of your Option, paid in full for such Shares and, if applicable, satisfied any other conditions imposed by the Committee pursuant to the Plan.

10. Option Is Not a Service Contract. Neither this Agreement nor the Options confer upon you any right with respect to continuance of services for the Company or its Affiliates in any capacity.

11. Withholding Obligations. At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy any federal, state, local and foreign tax withholding obligations of the Company or any of its Affiliates, which arise in connection with your Option. The Committee may, in its sole discretion and in satisfaction of the foregoing requirement, allow you to elect to have the Company withhold Shares otherwise issuable under this Agreement (or allow the return of Shares) to satisfy tax withholding obligations. You may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied or appropriate arrangements (acceptable to the Company) are made therefor.

12. Notices. Any requests or notices to be given hereunder shall be deemed given, and any elections or exercises to be made or accomplished shall be deemed made or accomplished, upon actual delivery thereof to the designated recipient, or three days after deposit thereof in the United States mail, registered, return receipt requested and postage prepaid, addressed, if to you, at the most recent mailing address provided to the Company in writing, and, if to the Company, to the executive offices of the Company at, 1111 Lincoln Road Suite 50 Miami Beach, FL 33139 or at such other addresses that the parties provide to each other in accordance with the foregoing notice requirements.

13. Option Subject to Plan. By entering into this Agreement, you agree and acknowledge that you have received and read a copy of the Plan. The Option is subject to the terms and provisions of the Plan and such terms and provisions are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14. Minimum Stock Ownership. You acknowledge and agree that Shares acquired under this Agreement shall be subject to a minimum dollar value stock ownership holding requirement as may be in effect from time to time. You shall be precluded from settling Shares acquired through equity awards received from the Company, including this Agreement, having a then value that is equal to or less than the minimum stock ownership amount then in effect. You shall follow the Company’s pre-clearance requirements prior to any contemplated sale of Company stock in furtherance of the compliance with this section, the Company’s insider trading policy and any lock-up agreement, and you shall not sell any Shares unless such sale has been first cleared in advance by the Company. For the avoidance of doubt, any shares acquired by you outside of awards under the Plan shall not be subject to any minimum stock ownership amount as may be in effect from time to time.

15. Consent to Electronic Delivery. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to you may be via a Company e-mail system or by reference to a location on a Company intranet site to which you have access.

16. SECTION 409A. For purposes of Section 409A of the Code, this Option is intended to be exempt from Section 409A as a stock right under Treasury Regulation Section 1.409A-1(b)(5). The Committee may adopt such amendments to the Plan and this Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended treatment of this Option.

17. Miscellaneous.

(a) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Agreement.

(b) You are solely responsible for paying all taxes in connection with the grant and exercise of your Option.

(c) The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(d) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted transferees, successors and assigns.

(e) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws provision or rule.

(f) This Agreement, including those documents and agreements explicitly referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(g) You acknowledge and agree that in the event of a Change in Control, the Committee may take certain actions with respect to the Option and that the Committee’s actions with respect to your Award may differ from those taken with respect to other Award Agreements or Grantees.

(h) To comply with applicable legal, regulatory, tax or accounting requirements, it may be necessary for the Company or its Affiliates to transfer certain data to the Company or another Affiliate, or to its outside providers or governmental agencies. By accepting the Option, you consent, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of your personal data to such entities for such purposes.

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